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                                     [LETTERHEAD]








                                  December 28, 1998



Arden Group, Inc.
2020 South Central Avenue
Compton, California 90220

Gentlemen:

     This firm has acted as counsel for Arden Group, Inc., a Delaware corporation (the "Company"), in connection with the registration on Form S-8 under the Securities Act of 1933, as amended, of 35,000 shares of the Class A Common Stock, $.25 par value per share, of the Company (the "Class A Common Stock") to be issued to certain persons upon the exercise of options granted pursuant to the Non-Officer and Non-Director Stock Option Plan of the Company (the "Plan").

     We have examined the proceedings heretofore taken by the Company with respect to the adoption of the Plan. It is our opinion that the shares of the Class A Common Stock to be issued upon the exercise of options granted pursuant to the Plan will, when issued in accordance with the terms thereof, be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement on Form S-8.

                         Respectfully submitted,

                         SANDERS, BARNET, GOLDMAN, SIMONS & MOSK,
                            A PROFESSIONAL CORPORATION



                         By:  /s/ Deborah L. Gunny
                            ----------------------------------------
                              Deborah L. Gunny



                                     EXHIBIT 5.1